United States Securities and Exchange Commission

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

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Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

November 9, 2007

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Date of Report

[Date of Earliest Event Reported]

ALPINE AIR EXPRESS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-27011	33-0619518
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

1177 Alpine Air Way

Provo, Utah  84601

(Address of Principal Executive Offices)

(801) 373-1508

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On July 31, 2007, Mallette Holdings, LLLP (“Mallette Holdings”) exchanged 1,000,000 shares of Series A 6.5% Preferred Stock that it owned of Alpine Aviation, Inc. (“Alpine Aviation”), a wholly-owned subsidiary of the Alpine Air Express, Inc. (“Alpine Air”),  for 1,000,000 shares of a new class of $0.001 par value Series A 6.5% Preferred Stock of Alpine Air.   The Alpine Air Series A 6.5% Preferred Stock extended by three (3) years the original Redemption Date of the Alpine Aviation Series A 6.5% Preferred Stock that was exchanged by Mallette Holdings and included a conversion feature that was not part of the rights, privileges and preferences of the Alpine Aviation Series A 6.5% Preferred Stock.  The 1,000,000 shares of Series A 6.5% Preferred Stock of Alpine Air has a Stated Value and Liquidation Preference of $9.104 per share (the same Stated Value and Liquidation Preference of the Alpine Aviation Series A 6.5% Preferred Stock) and were deemed to be issued as of May 1, 2007.  The Alpine Air Series A 6.5% Preferred Stock is convertible into common stock of Alpine Air at any time until December 1, 2011, based upon the amount of the Stated Value and Liquidation Preference, at a price equivalent to the current closing market price of Alpine Air’s common stock on its principal public market at the close of business on the day prior to the conversion date.

On November 9, 2007, the Board of Directors approved a one-time redemption of 40,000 shares of the Alpine Air Express Series A 6.5% Preferred Stock to be redeemed at its stated value of $9.104 per share.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPINE AIR EXPRESS, INC.

Date:	11/13/2007	By:	/s/ Eugene R. Mallette
Eugene R. Mallette
CEO

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